Exhibit 99.1

     AEP Industries' Spanish Subsidiary Files for Suspension of Payments

    SOUTH HACKENSACK, N.J., July 28 /PRNewswire-FirstCall/ -- AEP Industries Inc. (Nasdaq: AEPI; the "Company") today announced that its Spanish subsidiary, AEP Industries Packaging Espana SA ("AEP Spain"), has filed for Suspension of Payments status under Spanish law. The filing has been prompted by a demand for repayment by one of AEP Spain's lending banks.
    Year-to-date (6/30/04) sales by AEP Spain were approximately $10.6 million, with an operating loss of approximately $0.9 million and a cash-flow loss of approximately $0.4 million. The strength of the Euro has had a severely negative impact on AEP Spain's business and prospects. AEP Spain has not been profitable on an operating basis for the past three fiscal years and represented 3.3% of the consolidated total assets of the Company for its fiscal year ended October 31, 2003.
    The Company is working with AEP Spain to identify possible alternatives, including a sale of the business or an orderly liquidation of this subsidiary, which could result in additional charges to operations.
    AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations in ten countries throughout North America, Europe and Australasia.
    Except for historical information contained herein, statements in the release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with pricing, volume, cash flow guidance and conditions of markets. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained from the Company.

SOURCE  AEP Industries Inc.
    -0-                             07/28/2004
    /CONTACT: Paul Feeney, Executive Vice President and Chief Financial Officer of AEP Industries, +1-201-807-2330, feeneyp@aepinc.com/
    (AEPI)

CO:  AEP Industries Inc.; AEP Industries Packaging Espana SA
ST:  New Jersey, Spain
IN:  CHM
SU:  LAW